Exhibit 99.1

Sierra Oncology Announces Pricing of Public Offering of Common Stock

Vancouver – March 2, 2018. Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response therapeutics for the treatment of patients with cancer, today announced the pricing of an underwritten public offering of 19,000,000 shares of its common stock at a price of $2.25 per share, with expected gross proceeds to Sierra Oncology of $42,750,000. In addition, Sierra Oncology has granted the underwriters a 30-day option to purchase up to 2,850,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on March 6, 2018, subject to customary closing conditions.

Jefferies is acting as the sole book-running manager for the offering. Wedbush PacGrow and SunTrust Robinson Humphrey are acting as co-managers.

Sierra Oncology intends to use the net proceeds from the public offering to fund development of its product candidates, SRA737 and SRA141, as well as for general corporate purposes.

The securities described above are being offered by Sierra Oncology pursuant to a registration statement on Form S-3 (File No. 333-212793) that was declared effective by the Securities and Exchange Commission (SEC) on August 11, 2016. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s intention to conduct an offering of common stock, the completion of the offering, the expected gross proceeds from the offering and the intended use of proceeds. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including the risk factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time, including the Company’s reports filed with the Securities and Exchange Commission. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com

2